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                                                                    EXHIBIT 10.1


                           1998 EMPLOYMENT AGREEMENT


       This 1998 Employment Agreement (the "Agreement") is executed as of the 3rd day of March, 1997, by and between RICHARD M. FRANK ("Employee") and SHOWBIZ PIZZA TIME, INC., a Kansas corporation ("Company").

                                   RECITALS:

       WHEREAS, the Employee and the Company have heretofore entered into an agreement whereby Employee is employed by the Company pursuant to certain terms and conditions; and

       WHEREAS, the Board of Directors of the Company (the "Board of Directors") has offered Employee continued employment in consideration for the compensation and the other benefits hereinafter set forth, and Employee is willing to continue in the employ of the Company on these terms;

       NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed:

       1. Current Employment Agreement. The Company and Employee heretofore entered into an employment agreement dated April 14, 1993 (the "Current Employment Agreement"), which Current Employment Agreement was amended by written instrument effective August 1, 1996. The term of the Current Employment Agreement expires on December 31, 1997. Company and Employee hereby agree and affirm that the Current Employment Agreement as amended effective as of August 1, 1996, and as might be hereafter further amended, is and shall be in full force and effect through December 31, 1997.

       2. Term. Following the expiration of the Current Employment Agreement, the Company employs Employee and Employee accepts employment from the Company upon the terms and conditions specified in this Agreement. Subject to the provisions regarding termination set forth in Sections 14, 15 and 16 hereof, the term of this Agreement shall begin as of January 1, 1998 (the "Effective Date") and shall terminate on the last day of the fiscal year of the Company ending on or about December 31, 2000 (the "Term").

       3. Basic Salary. For services rendered by Employee under this Agreement, the Company shall pay Employee the "Basic Salary," provided for in this Section 3, as follows:

              (a) During the Term of Employee's employment under this Agreement, Employee shall receive as minimum Basic Salary the amount of One Million Dollars $1,000,000.00) per year.
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              (b)    The Basic Salary provided for in this Section 3 shall be
       in addition to any other compensation and/or benefits provided to Employee (i) pursuant to this Agreement or (ii) otherwise at the discretion of the Board of Directors, including, but not limited to, the annual bonus opportunity available to home office employees and officers of the Company at a level commensurate with his position as Chief Executive Officer.

       4. New Stock Grant. The Company and the Employee acknowledge that in connection with this Agreement the Stock Grant Committee of the Board of Directors has granted to Employee as of January 6, 1997, 105,000 shares of Common Stock under the Company's Stock Grant Plan. Commencing in the 1998 calendar year, of the total 105,000 shares granted, 8,750 shares shall vest at the end of each fiscal quarter of the Company during the Term of this Agreement.

       5. Severance Pay. If the Company terminates the employment of Employee at any time (other than pursuant to Section 15 hereof), or if a "Change of Control" occurs with respect to Company and Employee voluntarily terminates his employment with Company within one year after such a Change of Control, Company shall be required to pay Employee severance pay in the amount of Three Million Dollars ($3,000,000.00). Such severance pay shall be payable to Employee by the Company in cash on or before the tenth (10th) day after the effective date of such termination.

       For purposes of this Section 5, a "Change of Control" shall be deemed to have occurred with respect to Company if: (a) any person or group of persons acting in concert (other than The Hallwood Group Incorporated or any affiliate thereof and other than proxies designated to act as such by the Company's Board of Directors), in which person or group of persons the Employee is not an investor, partner, officer, director or member, shall acquire, directly or indirectly, the power to vote, or direct the voting of, more than thirty-three percent (33%) of the then outstanding voting securities of the Company; or (b) during any consecutive eighteen (18) month period a majority of the Company's Board of Directors is elected or appointed and consists of persons who are not directors of the Company as of the Effective Date, and whose election or appointment as directors of the Company was actively opposed by Employee, as evidenced by Employee's vote (in his capacity or capacities, if any, as a director and/or stockholder of the Company) against their election or appointment and by written notice of his opposition to their election or appointment given by Employee to the current directors of the Company not more than five (5) business days following their respective election or appointment; provided, however, that in no event shall a change in composition of the Company's Board of Directors pursuant to an election of Board of Directors members pursuant to Section 4.6 of the Company's Articles of Incorporation, as amended through the date of this Agreement, constitute or result in a "Change of Control" for purposes of this Section 5.

       6. Expenses. Subject to the rules and procedures the Company may specify from time to time, the Company shall reimburse Employee for all reasonable expenses incurred by Employee on behalf of the Company.





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       7.     Automobile.  Employer shall pay to Employee the sum of One
Thousand Three Hundred Dollars ($1,300.00) per month (subject to adjustment from time to time in direct proportion to generally applicable adjustment by the Company to its automobile allowances) to reimburse Employee for the use of Employee's automobile in the performance of his duties under this Agreement, and the Company shall further pay directly or by reimbursement to Employee (as the Company and Employee may from time to time agree) the premiums upon a policy of collision and liability insurance covering such automobile. All other costs and expenses incurred in the operation and maintenance of Employee's automobile, including but not limited to the cost of all fuel, oil, maintenance and repairs, shall be paid solely by Employee.

       8. Duties of Employee. In accepting continued employment by the Company, Employee agrees to undertake and assume the responsibility, subject to the general direction and control of the Board of Directors, of performing for and on behalf of the Company the duties of Chairman of the Board of Directors and Chief Executive Officer of the Company, including formulation of policies and administration of the Company's affairs, and such other duties as are normally associated with and inherent in such capacity. Employee shall have authority to hire the staff necessary to accomplish the Company's goals. In addition, if requested, Employee shall serve as an officer and/or director of any affiliates of the Company without additional compensation.

       9. Exclusive Service. Employee shall devote substantially his full time and attention to rendering services to the Company and in furtherance of the Company's best interests, provided that Employee may make and manage his personal passive investments. During the Term of this Agreement, other than as an officer and/or director of an affiliate of the Company, Employee shall not be employed by any other person or engage in any other business or occupation; provided that Employee may engage in the business of making and managing his personal passive investments.

       10. Health and Disability Insurance. The Company shall provide Employee and his family with health, medical, hospitalization and dental insurance coverage and/or cost reimbursement benefits which provide for one hundred percent (100%) of such costs and expenses to be paid on behalf of and/or reimbursed to Employee and his family, whether through existing insurance and/or reimbursement plans covering the Company's employees or through special plans relating specifically to employee, or a combination thereof. For purposes of this Section 10, the Employee's family shall include his spouse and children. The Company shall also provide disability insurance coverage to Employee under any Company plan(s) for such coverage as in effect from time to time for that category or class of the Company's employees which includes the Company's senior executive officers, provided that if necessary to provide Employee with monthly disability income benefits of at least fifty percent (50%) of Employee's Basic Salary in the event of Employee's permanent disability, the Company shall adopt a special plan relating specifically to Employee which results in Employee having coverage providing total benefits of at least 50% of Employee's Basic Salary.





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       11.    Continuation of Health Benefit Coverage.  Upon the termination of
Employee's employment for any reason, including a termination due to the expiration of the Term of this Agreement or any renewal thereof, the Company shall provide Employee and his family the health, medical, hospitalization and dental insurance coverage and/or cost reimbursement benefits set forth in
Section 10 hereof, for a period not to exceed the earlier of (i) five (5) years or (ii) the date on which Employee and his family become covered under a policy or plan paid for by a new employer of Employee providing substantially similar coverage and benefits. In the event Employee's employment terminates and this
Section 11 becomes effective, and thereafter Employee dies while the benefits provided herein are still in effect, such benefits shall continue for Employee's family until five (5) years have passed following his termination of employment. The benefits set forth under this Section 11 shall be provided in addition to any other payments, benefits or compensation, if any, to which Employee, his estate or his designated beneficiary is entitled due to his termination of employment as set forth in this Agreement.

       12. Life Insurance. The Company shall maintain and pay the premiums on one or more life insurance policies on Employee's life, which may include insurance on Employee's life under any group term life insurance plan maintained from time to time by the Company for its employees. The aggregate face amount(s) of such policy or policies shall be at least Five Hundred Thousand Dollars ($500,000.00).

       Any policy of insurance or certificate of insurance under a group term policy maintained by the Company under this Section 12 shall be owned by the Company, and the Employee (or his assignee) shall have the sole right to designate the beneficiary or beneficiaries of the proceeds payable thereunder upon the death of the Employee.

       13. Vacation and Days Off. Employee may take reasonable vacations and days off agreeable to the Company and Employee; provided, however, that Employee shall be entitled to at least five (5) weeks of paid vacation per year, which Employee may use at any time during each year, and to the extent not used, during a subsequent year.

       14.    Termination After Notice.   Either Employee or the Company may
terminate the employment of Employee at any time during the Term of this Agreement or any renewal thereof upon at least ninety (90) days' prior written notice. In the event of such termination, the Company shall pay to Employee the severance pay provided for under Section 5 hereof, if applicable, together with all other compensation that would otherwise have been payable to Employee, as provided in Section 16 hereof, and for the purposes of said Section 16, the "Termination Date" shall be the effective date of termination pertaining to the ninety (90) days prior written notice referred to in the preceding sentence.

       15.    Termination Upon Death or Disability.

              (a) Upon the termination of Employee's employment due to the death of Employee, the Company shall pay to the estate of Employee (or the beneficiaries designated by Employee, if applicable) certain compensation that would otherwise have





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       been payable to Employee, as provided in Section 16 hereof, and for the purposes of said section, the "Termination Date" shall be the date of Employee's death.

                     (b)    (i)    During any period of disability, illness or
              incapacity during the Term of this Agreement, which renders Employee temporarily unable to perform the services required under this Agreement, Employee shall continue to receive the compensation payable under this Agreement. Employee's employment under this Agreement may be terminated as provided below upon Employee's permanent disability (as defined below).

                     (ii) Employee shall be deemed to have suffered "permanent disability" if Employee is unable by reason of any medically determined physical or mental impairment to perform the duties required of him under this Agreement for a period of one hundred eighty (180) consecutive days in any twelve-month period. Periods of disability arising from unrelated causes shall not be combined. Upon a determination of permanent disability, the Board of Directors may terminate Employee's employment upon thirty (30) days' prior written notice. In the event of such termination, the Company shall pay to Employee certain compensation that would otherwise have been payable to Employee, as provided in Section 16, and for the purposes of said Section, the "Termination Date" shall be the effective date of termination following the Company's notice under the preceding sentence.

       16. Payments Due Upon Termination of Employee's Employment. In the event of termination of Employee's employment under this Agreement, pursuant to Sections 14 or 15 hereof, the Company shall pay Employee, his estate, or his designated beneficiaries, as the case may be, the following payments or other items of compensation, for which purpose the "Termination Date" shall be the Termination Date specified in Sections 14 or 15 hereof, whichever is applicable:

              (a) Basic Compensation that would otherwise have been payable to Employee under Section 3(a) hereof through the Termination Date;

              (b) all payments, if any, payable pursuant to Section 5 hereof.

       17. Waiver of Breach. The waiver by the Company of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach of Employee.

       18. Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, whether by reason of merger, consolidation, acquisition or other business combination, or otherwise. This Agreement is a personal employment contract that may not be sold, assigned, transferred or pledged as collateral by the Employee.





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       19.    Invalid Provisions.  It is understood and agreed that in the event any paragraph, provision or clause of this Agreement or any combination thereof is found to be unenforceable at law, in equity, or under any presently existing or hereafter enacted legislation, regulation or order of the United States, any state or subdivision thereof or any municipality, those findings shall not in any way affect the other paragraphs, provisions or clauses in this Agreement, which shall continue in full force and effect.

       20.    Performance.  This Agreement shall be performed in Dallas County,
Texas.

       21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

       22. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, except to the extent that provisions of the Prior Agreement are expressly stated herein to be effective. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

       23. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       24. Notice. Any notice required or permitted to be given under this Agreement to the Company shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the registered office of the Company. Any notice required or permitted to be given under this Agreement to Employee shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested to Employee at his last known address. Employee shall be solely responsible for notifying the Company of his address on the date of this Agreement and all subsequent changes of address.

       25. Gender. When the context in which words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and vice versa and words in the masculine gender shall include the feminine and neuter genders and vice versa.

       26. Successors. This Agreement shall be binding upon the successors and assigns of the Company but not of Employee.





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       IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date and year first above written.


                                   COMPANY:
                                   -------

                                   SHOWBIZ PIZZA TIME, INC.



                                   By:/s/ Michael H. Magusiak
                                      ------------------------------------------
                                      Michael H. Magusiak
                                      President


                                   EMPLOYEE:
                                   --------


                                   /s/ Richard M. Frank
                                   ---------------------------------------------
                                   Richard M. Frank





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